ITEM 77: ATTACHMENTS

ITEM 77 B: ACCOUNTANT'S REPORT ON INTERNAL CONTROL

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Trustees of Touchstone Variable Series Trust

In planning and performing our audit of the financial statements of Touchstone Variable Series Trust as of and for the year ended December 31, 2006, in accordance with the standards of the Public Company Accounting Oversight Board (United States), we considered its internal control over financial reporting, including control activities for safeguarding securities, as a basis for designing our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, but not for the purpose of expressing an opinion on the effectiveness of Touchstone Variable Series Trust's internal control over financial reporting. Accordingly, we express no such opinion.

The management of Touchstone Variable Series Trust is responsible for establishing and maintaining effective internal control over financial reporting. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Such internal control includes policies and procedures that provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of a company's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A control deficiency exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. A significant deficiency is a control deficiency, or combination of control deficiencies, that adversely affects the company's ability to initiate, authorize, record, process or report external financial data reliably in accordance with generally accepted accounting principles such that there is more than a remote likelihood that a misstatement of the company's annual or interim financial statements that is more than inconsequential will not be prevented or detected. A material weakness is a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.

Our consideration of Touchstone Variable Series Trust's internal control over financial reporting was for the limited purpose described in the first paragraph and would not necessarily disclose all deficiencies in internal control that might be significant deficiencies or material weaknesses under standards established by the Public Company Accounting Oversight Board (United States). However, we noted no deficiencies in Touchstone Variable Series Trust's internal control over financial reporting and its operation, including controls for safeguarding securities, that we consider to be a material weakness as defined above as of December 31, 2006.

This report is intended solely for the information and use of management and the Board of Trustees of Touchstone Variable Series Trust and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.




Cincinnati, Ohio
February 23, 2007

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ITEM 77 I: TERMS OF NEW OR AMENDED SECURITIES

On July 31, 2006, a new series of shares, designated "Service Class" shares was established for four series of the Trust: the Touchstone Conservative ETF Fund, the Touchstone Moderate ETF Fund, the Touchstone Aggressive ETF Fund and the Touchstone Enhanced ETF Fund (the "ETF Funds"). Service Class shares of the ETF Funds are sold with an annual Rule 12b-1 fee of up to 0.25% of the average daily net assets of Service Class shares. Shares of the ETF Funds that were issued and outstanding prior to the establishment of Service Class shares were redesignated "Class I" shares.

ITEM 77Q1: EXHIBIT INDEX

Amendment to Declaration of Trust Establishing New Service Class Shares for the ETF Funds


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                          TOUCHSTONE VARIABLE SERIES TRUST


                     AMENDMENT TO AMENDED AND RESTATED AGREEMENT
                                 AND DECLARATION OF TRUST


     The undersigned hereby certifies that she is the duly elected Assistant Secretary of Touchtone Variable Series Trust (the "Trust") and that pursuant to Section 8.3 of the Trust's Amended and Restated Agreement and Declaration of Trust, the Trustees, at a meeting held May 18, 2006, at which a quorum was present, adopted the following resolutions:


           "WHEREAS, the issuance of Service Class shares by the Conservative ETF Fund, Aggressive ETF Fund, Moderate ETF Fund and Enhanced ETF Fund (the "Funds") of Touchstone Variable Series Trust (the "Trust") is in the best interests of the Funds and their shareholders; and

           THEREFORE, BE IT RESOLVED, that the Trust be, and it hereby is, authorized to issue and sell Service Class shares of the Funds from time to time at their respective prices per share of not less than the respective net asset values thereof; and

           FURTHER RESOLVED, that such issuance and sale be made substantially in conformity with and subject to all of the provisions, terms and conditions set forth in the Prospectuses and Statements of Additional Information of the Funds as they may be amended and/or supplemented from time to time; and

           FURTHER RESOLVED, that when any of the Service Class shares of the Funds shall have been so issued and sold, they shall be deemed to be validly issued, fully paid and nonassessable by the Trust."

     The undersigned certifies that the Amendment to issue Service Class shares for the ETF Funds became effective July 31, 2006. The undersigned further certifies that she is causing this Certificate to be signed and filed as provided by Section 8.3 of the Amended and Restated Agreement and Declaration of Trust.

              WITNESS my hand this 15th day of August, 2006.

                                            /s/ Betsy Santen
                                            ---------------------------
                                            Betsy Santen, Assistant Secretary